Exhibit 99.1

NEWS RELEASE

	Contacts:	Susser Holdings Corporation
Mary Sullivan, Chief Financial Officer
(361) 884-2463, msullivan@susser.com

Dennard ■ Lascar Associates, LLC
Anne Pearson, Senior Vice President
FOR IMMEDIATE RELEASE		(210) 408-6321, apearson@dennardlascar.com

Susser Holdings Reports Fourth Quarter and Full Year 2013 Results

•	Same-store merchandise sales up 2.4% in 4Q, 3.0% for full year

•	Retail merchandise margin of 34.4% in 4Q, 33.9% for full year

•	Average retail fuel gallons per store increased 7.8% in 4Q, 5.8% for full year

•	A record 29 new Stripes® stores opened in 2013, 13 currently under construction

CORPUS CHRISTI, Texas, February 26, 2014 - Susser Holdings Corporation (NYSE: SUSS) today reported financial and operating results for the three- and 12-month periods ended December 29, 2013. Results detailed below include the results of Susser Petroleum Partners LP (NYSE: SUSP) unless otherwise noted.
Same-store merchandise sales increased 2.4 percent in the fourth quarter of 2013, versus growth of 5.8 percent in the same quarter of 2012. Average retail gallons sold per store increased 7.8 percent compared with growth of 3.1 percent in the fourth quarter of 2012. Retail net merchandise margin increased to 34.4 percent, up from 34.1 percent in the prior-year period.
Retail fuel margin before credit card expense averaged 14.6 cents per gallon, versus 21.1 cents per gallon in the fourth quarter of 2012. That compares to an average fourth quarter retail fuel margin of 14.4 cents per gallon over the previous five years, calculated as if the 3-cent-per-gallon mark-up charged by Susser Petroleum Partners had been in place for the entire period.
Net income attributable to Susser Holdings was $5.9 million, or $0.27 per diluted share, versus net income of $10.6 million, or $0.49 per diluted share in the fourth quarter of 2012.
Adjusted EBITDA(1) totaled $37.3 million, down 18.0 percent from a year earlier. Consolidated gross profit totaled $156.9 million, roughly flat compared with the fourth quarter of 2012. These results primarily reflect growth in merchandise and gallons sold, offset by lower retail fuel margins.
Fourth quarter consolidated revenues totaled $1.5 billion, up 9.2 percent from a year earlier. This increase was the result of an 8.9 percent increase in merchandise sales, a 5.4 percent increase in retail fuel revenues and a 16.1 percent increase in wholesale fuel revenues from third parties. The positive revenue impact of higher fuel volumes sold was partially offset by lower per-gallon selling prices, particularly in the retail segment.
“During 2013 we achieved several important milestones, including our 25th consecutive year of positive same-store retail merchandise sales growth. We announced two tuck-in acquisitions that will contribute to the growth of both Susser Holdings and Susser Petroleum Partners, and the opening of a record 29 new large-format Stripes® locations in Texas,” said Sam L. Susser, Chairman and Chief Executive Officer.

“We are very pleased with our most recent acquisition, the Sac-N-Pac™ retail convenience stores serving communities in the fast-growing I-35 corridor in South Central Texas and a related wholesale fuel supply business. We have completed the integration of those businesses into our organization and our back office systems, and they are performing well, due to the quality of the real estate and the 'can do' attitude of the Sac-N-Pac and Stripes team members who drove the smooth transition. This transaction is expected to be accretive to both the Company and the Partnership.
“We feel very confident about the long-term growth potential in our key markets in Central Texas, where job growth and major capital investments are creating strong opportunities to expand both our retail and wholesale businesses,” Susser added.
New Convenience Store and Wholesale Business Update
Susser Holdings opened nine new large-format Stripes convenience stores during the fourth quarter. Three smaller stores were closed, a fourth was razed and is being rebuilt on the existing location, and a fifth store was converted to a wholesale dealer location during the fourth quarter. For the full year, the Company opened a record 29 new stores and closed, rebuilt or converted eight stores. At year-end the Company operated a total of 580 Stripes stores, of which 376 include a restaurant. 13 new stores are currently under construction. In addition to the purchase of the 47 Sac-N-Pac locations, the Company expects to open a total of 27 to 33 Stripes stores this year and continues to acquire additional land for future store development.
Eight new contracted sites were added in the wholesale segment in the fourth quarter, and four were discontinued for a total of 591 contracted branded sites as of December 31, 2013. This included 99 consignment locations and 492 independent branded dealer contracts. Susser added a total of 32 new dealer sites in 2013 and discontinued 20. In 2014, in addition to the 20 new dealer sites acquired in the Sac-N-Pac transaction, Susser currently expects to add 28 to 45 new wholesale branded dealers and consignment sites.
As previously reported, Susser Holdings completed the acquisition in late January of the convenience store assets and fuel distribution contracts of Sac-N-Pac Stores, Inc. and 3W Warren Fuels, Ltd. 3W Warren Fuels supplied approximately 65 million gallons of motor fuel annually to the 47 Sac-N-Pac locations and to approximately 20 independent dealer locations. The total purchase price was approximately $88 million plus inventories. Susser plans to initially operate all of the 47 stores under the Sac-N-Pac brand. Over the next six to eighteen months, Susser may convert some of the sites to the Stripes brand, may add the Laredo Taco Company brand to certain locations or may elect to convert some sites to the Company's wholesale dealer network.
Financing Update
Susser Holdings and Susser Petroleum Partners completed a sale leaseback transaction for three new Stripes locations during the fourth quarter for a total cost of $11.9 million. In total, Susser completed sale leaseback transactions for 25 stores in 2013. So far in the first quarter of 2014, Susser has completed sale leasebacks for five additional stores at a cost of $19.5 million. Since the initial public offering of units in Susser Petroleum Partners was completed in September 2012, Susser has completed sale leaseback transactions for a total of 38 newly built stores at a cumulative cost of $152.7 million.
Total consolidated debt at year-end was $375.9 million.   In December 2013, SUSP increased its revolving credit facility from $250 million to $400 million while retaining the ability to increase it by another $100 million.    Combined availability on our revolving credit facilities, after borrowings and letter of credit commitments, was $543.1 million.

Fourth Quarter Financial and Operating Highlights
Merchandise - Merchandise sales totaled $262.2 million in the fourth quarter of 2013, up 8.9 percent from a year ago. Approximately $5.7 million of the increase came from stores that have been open a year or more, with the remainder from 29 stores that were opened during the last four quarters. Same-store merchandise sales rose 2.4 percent, versus an increase of 5.8 percent in the fourth quarter of 2012. Sales from food service and snacks were the biggest contributors of the sales growth.
Net merchandise margin as a percentage of sales was 34.4 percent, up from 34.1 percent a year ago. Merchandise gross profit was $90.2 million, an increase of 9.7 percent from the fourth quarter of 2012. Gross profit growth was led by $6.1 million contribution from new stores and by same-store increases from food service and snacks.
Retail Fuel - Retail fuel volumes increased 12.3 percent from a year earlier to 237.3 million gallons. Average gallons sold per store were 7.8 percent higher than a year ago, at approximately 32,100 gallons per week. Retail fuel revenues totaled $756.8 million, up 5.4 percent from the fourth quarter of the previous year, reflecting the increase in gallons sold, partly offset by a 21-cent-per-gallon decline in the average selling price of motor fuel versus the fourth quarter of 2012.
Retail fuel gross margin averaged 14.6 cents per gallon, versus 21.1 cents per gallon a year earlier. After deducting credit card expense, the net fuel margin was 9.3 cents per gallon for the fourth quarter, compared with 15.6 cents per gallon in the prior-year period. Retail fuel gross profit was $34.7 million, down 22.3 percent year-over-year as a result of the lower margin per gallon, partly offset by higher volumes sold.
Wholesale Fuel - Susser's wholesale segment includes all of SUSP's operations plus the consignment sales and transportation business that were not contributed to SUSP in the 2012 IPO. Wholesale fuel volumes sold to third parties - which includes all gallons except those distributed to Susser's retail stores - were up 18.2 percent from the fourth quarter of 2012 to 177.2 million gallons. Wholesale fuel revenues increased 16.1 percent year-over-year to $505.0 million. This increase reflects the impact of the significantly higher volumes sold, partly offset by a 5-cent-per-gallon sales price reduction compared with the fourth quarter of 2012.
Wholesale fuel gross margin from third parties was 6.3 cents per gallon, the same as the year-earlier quarter. Wholesale fuel gross profit, including sales to Stripes, increased by 15.7 percent year-over-year to $18.3 million. The gross profit increase was primarily the result of the increase in gallons sold, including the impact of the Gainesville Fuel acquisition for a full quarter.
Full Year 2013 Financial and Operating Highlights
For the full year 2013, Susser's same-store merchandise sales rose 3.0 percent. Consolidated revenues increased 5.8 percent to $6.2 billion, driven by increases in merchandise sales and retail and wholesale fuel revenues. Merchandise sales totaled $1.1 billion, an increase of 9.2 percent from 2012. Merchandise margin was 33.9 percent, unchanged from the prior year.
Retail fuel margin was 16.9 cents per gallon for the full year, versus 21.8 cents in 2012. On a comparable basis adjusting for the 3-cent-per-gallon mark-up that Stripes now pays to SUSP, average retail margin for 2012 was 19.6 cents and for the previous five years was 16.7 cents per gallon. After deducting credit card expense, 2013 net fuel margin was 11.4 cents per gallon, compared with 16.3 cents per gallon in 2012. Wholesale fuel margin was 6.6 cents per gallon, versus 6.2 cents per gallon in the prior-year period.
Adjusted EBITDA(1) for the full year totaled $169.0 million, down 7.6 percent from 2012. Gross profit totaled $644.2 million, an increase of 5.4 percent, due to approximately $32 million contribution from new stores opened in the prior 12 months and the impact of increased merchandise and fuel volumes at existing stores and wholesale third-party sales, partially offset by lower retail fuel margins which reduced gross profit by approximately $25 million.
Excluding the impact of a $16.7 million after-tax charge on early extinguishment of debt related to the redemption of our 8.50 percent senior unsecured notes, in May 2013 and a $3.6 million deferred tax charge related to the Gainesville Fuel acquisition and subsequent contribution to SUSP, full year 2013 adjusted net income was $34.7 million, or $1.60 per diluted share. On a comparable basis, excluding the impact of a non-cash deferred tax charge of $3.6 million related to the SUSP IPO in the third quarter of 2012, adjusted net income for the full year 2012 was $50.3 million, or $2.36 per diluted share.
Reported net income for the full year 2013 was $14.3 million, or $0.66 per diluted share, versus reported net income of $46.7 million, or $2.19 per diluted share in 2012. A reconciliation of reported to adjusted earnings is provided later in this news release.

2014 Guidance
The Company is providing the following initial 2014 full-year guidance, which includes the recent Sac-N-Pac acquisition unless otherwise noted:

	FY 2014 Guidance	FY 2013 Actual
Merchandise Same-Store Sales Growth	2.5%-5.0%	3.0%
Merchandise Margin, Net of Shortages	33.25%-34.25%	33.9%
Retail Average Per-Store Gallons Growth	0.0%-3.0%	5.8%
Fuel Gross Profit Margins (cents / gallon):
Margin on Retail Gallons Sold (a)	15.0-18.0	16.9
Margin on Wholesale Gallons Sold to Third Parties (b)	5.5-7.0	6.6
Margin on Wholesale Gallons Sold to Retail Segment (c)	approx 3	3.0
Rent Expense (millions) (f)	$47-$49	$47.5
Depreciation, Amortization & Accretion Expense (millions)	$70-$80	$61.4
Interest Expense (millions) (d)	$13-$16	$21.5
New Retail Stores (e)	27-33	29
New Wholesale Dealer Sites (e)	28-45	32
Gross Capital Spending (millions) (f)	$300-$350	$212.4
Effective Tax Rate (g)	27%-31%	26.8%

(a)
We report retail fuel margin before deducting credit card costs, which were approximately 5.3 cents per gallon for the fourth quarter and 5.5 cents per gallon for the full year 2013. The Company has provided quarterly fuel margin history on its website. The average retail selling price per gallon of fuel was $3.19 for the fourth quarter and $3.39 for the full year 2013.

(b)
Wholesale segment margin on third-party gallons includes SUSP operations and gallons sold at consignment locations retained by SUSS, but excludes gallons sold to the retail division. This metric remains the same as it was prior to the SUSP initial public offering.

(c)	Wholesale segment margin to Stripes retail stores reflects the mark-up charged by SUSP effective September 25, 2012.

(d)	2013 interest expense excludes $26.2 million related to redemption of the $425 million 8.5% senior unsecured notes in May 2013.

(e)
Numbers for both years do not reflect Sac-N-Pac acquisition, or existing retail or wholesale store closures, which are typically lower volume locations than new sites. During 2013 the Company closed eight retail stores and discontinued 20 wholesale sites.

(f)
Gross capital expenditures include announced acquisitions and purchase of intangibles. The Company does not provide guidance on potential acquisitions. The impact of sales of stores by SUSS to SUSP under sale leaseback agreements does not impact Susser's consolidated capital expenditures or rent expense.

(g)	2013 effective tax rate excludes non-cash deferred tax charge related to the acquisition of Gainesville Fuel and contribution to SUSP.
_______________________

(1)
Adjusted EBITDA is a non-GAAP financial measure of performance that has limitations and should not be considered as a substitute for net income. Please refer to the discussion and tables under “Key Operating Metrics” later in this news release for a discussion of our use of Adjusted EBITDA and Adjusted EBITDAR, and a reconciliation to net income (loss) attributable to Susser Holdings Corporation for the periods presented.

Fourth Quarter Earnings Conference Call
Susser's management team will hold a conference call today at 10:00 a.m. ET (9:00 a.m. CT) to discuss fourth quarter and full year 2013 results for both Susser Holdings Corporation and Susser Petroleum Partners LP. To participate in the call, dial 480-629-9818 10 minutes early and ask for the Susser conference call. The call will also be accessible live and for later replay via webcast in the Investor Relations section of Susser Holdings' web site at www.susser.com and Susser Petroleum Partners' web site at www.susserpetroleumpartners.com under Events and Presentations. A telephone replay will be available through March 5 by calling 303-590-3030 and using the access code 4665734#.

Susser Holdings Corporation is a third-generation family led business based in Corpus Christi, Texas that operates 627 convenience stores in Texas, New Mexico and Oklahoma, with 580 under the Stripes® banner and 47 under the Sac-N-Pac™ banner. Restaurant service is available in approximately 400 of its stores, primarily under the proprietary Laredo Taco Company® brand. Susser Holdings also is majority owner and owns the general partner of Susser Petroleum Partners LP, which distributes approximately 1.6 billion gallons of motor fuel annually to Stripes® stores, independently operated consignment locations, convenience stores and retail fuel outlets operated by independent operators and other commercial customers in Texas, New Mexico, Oklahoma and Louisiana.

Forward-Looking Statements
This news release contains "forward-looking statements" which may describe Susser's objectives, expected results of operations, targets, plans, strategies, costs, anticipated capital expenditures, potential acquisitions, new store openings and/or new dealer locations. These statements are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially, including but not limited to: competitive pressures from convenience stores, gasoline stations, other non-traditional retailers located in our markets and other wholesale fuel distributors; dangers inherent in storing and transporting motor fuel; pending or future consumer or other litigation or adverse publicity concerning food quality, food safety or other health concerns related to our restaurant facilities; inability to build or acquire and successfully integrate new stores; volatility in crude oil and wholesale petroleum costs; increasing consumer preferences for alternative motor fuels, or improvements in fuel efficiency; general economic, financial and political conditions; our dependence on our subsidiaries for cash flow generation, including SUSP, and our exposure to the business risks of SUSP by virtue of our controlling ownership interest; operational limitations imposed by our contractual arrangements with SUSP; our ability to comply with federal and state regulations including those related to alcohol, tobacco and environmental matters; wholesale cost increases of tobacco products or future legislation or campaigns to discourage smoking; costs associated with employee healthcare requirements; compliance with, or changes in, tax laws-including those impacting the tax treatment of SUSP; dependence on two principal suppliers for merchandise; dependence on suppliers for credit terms; seasonality; dependence on senior management and the ability to attract qualified employees; acts of war and terrorism; dependence on our information technology systems; severe weather; cross-border risks associated with the concentration of our stores in markets bordering Mexico; impairment of goodwill or indefinite lived assets; and other unforeseen factors.

For a full discussion of these and other risks and uncertainties, refer to the "Risk Factors" section of the Company's most recently filed annual report on Form 10-K and subsequent quarterly filings. These forward-looking statements are based on and include our estimates as of the date hereof. Subsequent events and market developments could cause our estimates to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if new information becomes available, except as may be required by applicable law.

Financial statements follow

Susser Holdings Corporation
Consolidated Statements of Operations and Comprehensive Income

	Three Months Ended		Twelve Months Ended
	December 30, 2012	December 29, 2013	December 30, 2012	December 29, 2013
	(dollars in thousands, except shares and per share amounts)
Revenues:
Merchandise sales	$240,838	$262,207	$976,452	$1,066,022
Motor fuel sales	1,152,929	1,261,793	4,842,715	5,092,731
Other income	15,466	14,283	53,625	55,062
Total revenues	1,409,233	1,538,283	5,872,792	6,213,815
Cost of sales:
Merchandise	158,654	172,012	645,500	704,668
Motor fuel	1,092,454	1,208,000	4,611,075	4,860,678
Other	1,691	1,375	4,823	4,306
Total cost of sales	1,252,799	1,381,387	5,261,398	5,569,652
Gross profit	156,434	156,896	611,394	644,163
Operating expenses:
Personnel	46,135	52,354	180,042	208,018
General and administrative	12,752	14,970	48,796	54,722
Other operating	40,320	42,896	157,589	172,667
Rent	11,739	11,802	46,407	47,468
Loss on disposal of assets and impairment charge	205	709	694	2,216
Depreciation, amortization and accretion	13,135	16,560	51,434	61,368
Total operating expenses	124,286	139,291	484,962	546,459
Income from operations	32,148	17,605	126,432	97,704
Other income (expense):
Interest expense, net	(9,939)	(2,521)	(41,019)	(47,673)
Other miscellaneous	(141)	173	(471)	(287)
Total other expense, net	(10,080)	(2,348)	(41,490)	(47,960)
Income before income taxes	22,068	15,257	84,942	49,744
Income tax expense	(7,196)	(4,589)	(33,645)	(16,940)
Net income and comprehensive income	14,872	10,668	51,297	32,804
Less: Net income and comprehensive income attributable to noncontrolling interest	4,283	4,742	4,572	18,473
Net income and comprehensive income attributable to Susser Holdings Corporation	$10,589	$5,926	$46,725	$14,331
Net income per share attributable to Susser Holdings Corporation:
Basic	$0.51	$0.28	$2.25	$0.68
Diluted	$0.49	$0.27	$2.19	$0.66
Weighted average shares outstanding:
Basic	20,903,840	21,245,452	20,727,985	21,156,867
Diluted	21,404,906	21,693,082	21,314,738	21,656,782

Susser Holdings Corporation
Consolidated Balance Sheets

	December 30, 2012	December 29, 2013

	(in thousands except shares)
Assets
Current assets:
Cash and cash equivalents	$286,232	$22,461
Accounts receivable, net of allowance for doubtful accounts of $707 at December 31, 2012, and $480 at December 29, 2013	105,874	139,146
Inventories, net	115,048	126,521
Other current assets	6,678	7,704
Total current assets	513,832	295,832
Property and equipment, net	602,151	736,860
Other assets:
Marketable securities	148,264	25,952
Goodwill	244,398	254,285
Intangible assets, net	45,764	41,984
Other noncurrent assets	15,381	19,692
Total assets	$1,569,790	$1,374,605
Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$171,545	$189,587
Accrued expenses and other current liabilities	63,834	64,571
Current maturities of long-term debt	36	535
Total current liabilities	235,415	254,693
Revolving line of credit	35,590	345,460
Long-term debt	571,649	29,874
Deferred tax liability, long-term portion	80,992	77,119
Other noncurrent liabilities	45,445	41,949
Total liabilities	969,091	749,095
Commitments and contingencies:
Shareholders’ equity:
Susser Holdings Corporation shareholders’ equity:
Common stock, $.01 par value; 125,000,000 shares authorized; 21,619,700 issued and 21,229,499 outstanding as of December 30, 2012; 21,634,618 issued and 21,439,944 outstanding as of December 29, 2013	212	214
Additional paid-in capital	276,430	285,376
Treasury stock, common shares, at cost; 390,201 as of December 30, 2012; and 194,674 as of December 29, 2013	(8,068)	(5,378)
Retained earnings	120,924	135,255
Total Susser Holdings Corporation shareholders’ equity	389,498	415,467
Noncontrolling interest	211,201	210,043
Total shareholders’ equity	600,699	625,510
Total liabilities and shareholders’ equity	$1,569,790	$1,374,605

Key Operating Metrics

The following table sets forth, for the periods indicated, information concerning key measures we rely on to gauge our operating performance:

	Three Months Ended		Twelve Months Ended
	December 30, 2012	December 29, 2013	December 30, 2012	December 29, 2013
	(dollars in thousands, except per gallon items)
Revenue:
Merchandise sales	$240,838	$262,207	$976,452	$1,066,022
Motor fuel – retail	718,112	756,797	2,995,840	3,171,066
Motor fuel – wholesale to third parties (3)	434,817	504,996	1,846,875	1,921,665
Other	15,466	14,283	53,625	55,062
Total revenue (3)	$1,409,233	$1,538,283	$5,872,792	$6,213,815
Gross Profit:
Merchandise	$82,184	$90,195	$330,952	$361,354
Motor fuel – retail (1)	44,627	34,664	186,041	158,370
Motor fuel – wholesale to third parties (2)	9,459	11,135	37,091	42,582
Motor fuel – wholesale to Stripes (2)	6,389	7,200	6,472	27,948
Other, including intercompany eliminations	13,775	13,702	50,838	53,909
Total gross profit	$156,434	$156,896	$611,394	$644,163
Adjusted EBITDA (4):
Retail	$33,239	$25,195	$154,205	$119,165
Wholesale	14,021	16,391	35,833	62,482
Other	(1,771)	(4,270)	(7,141)	(12,599)
Total Adjusted EBITDA	$45,489	$37,316	$182,897	$169,048
Retail merchandise margin	34.1%	34.4%	33.9%	33.9%
Merchandise same store sales growth	5.8%	2.4%	6.6%	3.0%
Average per retail store per week:
Merchandise sales	$33.6	$35.1	$34.5	$36.2
Motor fuel gallons sold	29.8	32.1	30.3	32.1
Motor fuel gallons sold:
Retail	211,258	237,293	853,163	936,232
Wholesale - third party	149,935	177,164	594,909	642,098
Average retail price of motor fuel per gallon	$3.40	$3.19	$3.51	$3.39
Motor fuel gross profit cents per gallon:
Retail (1)	21.1 ¢	14.6 ¢	21.8 ¢	16.9 ¢
Wholesale - third party (2)	6.3 ¢	6.3 ¢	6.2 ¢	6.6 ¢
Retail credit card cents per gallon	5.5 ¢	5.3 ¢	5.5 ¢	5.5 ¢

(1)
Effective September 25, 2012, the retail fuel gross profit reflects a reduction of approximately three cents per gallon as SUSP began charging a profit mark-up on gallons sold to our retail segment. Prior to this date, no gross profit mark-up was charged by the wholesale segment to the retail segment. The retail fuel margins reported for full year 2012 and 2013 have been reduced by 0.75 and 3.0 cents per gallon, respectively, for this profit margin.

(2)
The wholesale margin from third parties excludes sales and gross profit to the retail segment. Wholesale margin to Stripes reflects the markup of approximately 3 cents per gallon beginning September 25, 2012. Prior to this date, no profit margin was recognized in the wholesale segment on sales to Stripes stores.

(3)
In 2013, the Company revised its presentation of fuel taxes on motor fuel sales on its consignment locations to present such fuel taxes gross in motor fuel sales. Prior years' motor fuel sales have been adjusted to reflect this revision.

Reconciliations of Non-GAAP Measures to GAAP Measures

We define EBITDA as net income (loss) attributable to Susser Holdings Corporation before net interest expense, income taxes, net income attributable to noncontrolling interest, and depreciation, amortization and accretion. Adjusted EBITDA further adjusts EBITDA by excluding non-cash stock-based compensation expense and certain other operating expenses that are reflected in our net income that we do not believe are indicative of our ongoing core operations, such as significant non-recurring transaction expenses and the gain or loss on disposal of assets and impairment charges. Adjusted EBITDAR adds back rent to Adjusted EBITDA. In addition, those expenses that we have excluded from our presentation of Adjusted EBITDA and Adjusted EBITDAR are also excluded in measuring our covenants under our debt agreement and indentures.

We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDAR are useful to investors in evaluating our operating performance because:

•	securities analysts and other interested parties use such calculations as a measure of financial performance and debt service capabilities;

•
they facilitate management’s ability to measure the operating performance of our business on a consistent basis by excluding the impact of items not directly resulting from our retail convenience stores and wholesale motor fuel distribution operations;

•
they are used by our management for internal planning purposes, including aspects of our consolidated operating budget, capital expenditures, as well as for segment and individual site operating targets; and

•	they are used by our Board and management for determining certain management compensation targets and thresholds.

The addition of net income attributable to noncontrolling interests means that our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR includes 100% of the operations of SUSP, even though our economic interest in SUSP, following its September 2012 initial public offering,  is limited to our ownership of a 50.2% limited partner interest in SUSP and all SUSP's incentive distribution rights (which entitle us to an increasing percentage of distributions once SUSP distributes its minimum quarterly distribution).  We believe this presentation approach provides investors a better understanding of the performance of our core businesses over time than one which excludes a portion of the EBITDA, Adjusted EBITDA or Adjusted EBITDAR contributed by the operations of SUSP, over which we retain exclusive control.  This presentation approach is also consistent with that used for management incentive compensation targets and with the financial covenants in our outstanding borrowing agreements.  However, investors utilizing these non-GAAP measures for valuation purposes, or otherwise in making an investment decision in Susser Holdings Corporation, should take into account  the 49.8% ownership of SUSP by  the public when considering the contribution by SUSP to Susser Holdings Corporation's consolidated EBITDA, Adjusted EBITDA and Adjusted EBITDAR under this presentation format.

EBITDA, Adjusted EBITDA and Adjusted EBITDAR are not recognized terms under GAAP and do not purport to be alternatives to net income as measures of operating performance. EBITDA, Adjusted EBITDA and Adjusted EBITDAR have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:

•	they do not reflect our cash expenditures, or future requirements, for capital expenditures or contractual commitments;

•	they do not reflect changes in, or cash requirements for, working capital;

•	they do not reflect significant interest expense, or the cash requirements necessary to service interest or principal payments on our existing revolving credit facility or existing notes;

•	they do not reflect payments made or future requirements for income taxes;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA, Adjusted EBITDA and Adjusted EBITDAR do not reflect cash requirements for such replacements, and;

•	because not all companies use identical calculations, our presentation of EBITDA, Adjusted EBITDA and Adjusted EBITDAR may not be comparable to similarly titles measures of other companies.

The following table presents a reconciliation of net income attributable to Susser Holdings Corporation to EBITDA, Adjusted EBITDA and Adjusted EBITDAR:

	Three Months Ended		Twelve Months Ended
	December 30, 2012	December 29, 2013	December 30, 2012	December 29, 2013

Net income attributable to Susser Holdings Corporation	$10,589	$5,926	$46,725	$14,331
Net income attributable to noncontrolling interest	4,283	4,742	4,572	18,473
Depreciation, amortization and accretion	13,135	16,560	51,434	61,368
Interest expense, net	9,939	2,521	41,019	47,673
Income tax expense	7,196	4,589	33,645	16,940
EBITDA	$45,142	$34,338	$177,395	$158,785
Non-cash stock-based compensation	1	2,442	4,337	7,760
Loss on disposal of assets and impairment charge	205	709	694	2,216
Other miscellaneous expense (income)	141	(173)	471	287
Adjusted EBITDA	45,489	37,316	182,897	169,048
Rent	11,739	11,802	46,407	47,468
Adjusted EBITDAR	$57,228	$49,118	$229,304	$216,516

	Net Income Attributable to Susser Holdings Corporation
	Impact of Unusual Items
	Twelve Months Ended
	December 30, 2012		December 29, 2013
	(dollars in thousands, except per share amounts)
	After-Tax Income	Diluted EPS	After-Tax Income	Diluted EPS
As Reported	$46,725	$2.19	$14,331	$0.66
Non-cash deferred tax charge on SUSP IPO	3,616	0.17	—	—
May 2013 refinancing	—	—	16,744	0.77
Non-cash deferred tax charge on GFI Contribution	—	—	3,609	0.17
As Adjusted	$50,341	$2.36	$34,684	$1.60